                                                            Exhibit 2.1




                                 SALE AGREEMENT





                                    BETWEEN:



                          NOVACOR PETROCHEMICALS LTD.



                                    - and -


                           SEAGULL ENERGY CORPORATION





Dated as of November 19, 1993

                               TABLE OF CONTENTS


1.  INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
2.  SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.  PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.  EXAMINATION OF RECORDS AND INFORMATION . . . . . . . . . . . . . . .  23
6.  TITLE TO REVIEWED LANDS AND ENVIRONMENTAL REVIEW . . . . . . . . . .  24
7.  TITLE DEFICIENCIES . . . . . . . . . . . . . . . . . . . . . . . . .  25
8.  INTERIM PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
9.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . .  29
10. EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
11. USE OF NAME "NOVALTA". . . . . . . . . . . . . . . . . . . . . . . .  48
12. (Intentionally omitted)  . . . . . . . . . . . . . . . . . . . . . .  49
13. TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14. AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
15. WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
16. TIME OF THE ESSENCE  . . . . . . . . . . . . . . . . . . . . . . . .  49
17. NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
18. ENUREMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
19. FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . .  52
20. COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
21. GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
22. ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  52
23. PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . .  53
24. COUNTERPART EXECUTION  . . . . . . . . . . . . . . . . . . . . . . .  54


                                   APPENDICES

Appendix "A" - Land Schedule
Appendix "B" - Major Facilities
Appendix "C" - 1993 AFE's
Appendix "D" - Claims
Appendix "E" - Financial Statements
Appendix "F" - Howard Opinions/Reviewed Lands
Appendix "G" - Arbitration Procedure
Appendix "H" - Termination Obligations
Appendix "I" - Guarantor Financial Statements
Appendix "J" - Tax Provisions

                                   SCHEDULES

Schedule 8.2              - Employee Benefits
Schedule 8.2(c)           - Compensation Arrangements
Schedule 8.2(h)           - Affiliate Agreements
Schedule 9.15             - Employees
Schedule 9.16             - Plans
Schedule 9.35(e)          - Management Contracts
Schedule 9.47             - Take-or-Pay
Schedule 9.50             - Independent Operations Penalties
Schedule 9.51             - Certain Changes
Schedule 9.53             - Through-Put Guarantees
Schedule 9.54             - Inter-Company Transactions

                                 SALE AGREEMENT



THIS AGREEMENT made as of this 19th day of November, 1993

         BETWEEN:

         Novacor Petrochemicals Ltd. a body corporate, incorporated under the laws of Alberta ("Vendor")

                                    - and -

         Seagull Energy Corporation a body corporate, incorporated under the laws of the State of Texas ("Purchaser")


WHEREAS the Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares and Note of Novalta Resources Inc.;

NOW THEREFORE in consideration of the covenants, agreements, representations, warranties and payments set forth below, the sufficiency of such consideration being hereby conclusively acknowledged, the parties hereto covenant and agree as follows:


1.  INTERPRETATION

(A) Definitions: In this Agreement (including the recitals, this clause and the appendices) the words and phrases set forth below shall have the meanings given them below, namely:

    1.1          "Affiliates" means any and all affiliates as such term is defined and utilized in the Business Corporations
                  Act (Alberta) but is not restricted to corporations incorporated or continued under such legislation;

    1.2          "Agreement" means this agreement and all appendices attached hereto together with all instruments supplemental to or in amendment or confirmation of this Agreement;

    1.3          "Arbitration Procedure" means the arbitration procedure attached as Appendix "G";

    1.4          "Arbitrator" means a party acting as an arbitrator in accordance with the Arbitration Procedure;

    1.5          "Arthur D. Little Report" means the environmental audit report dated October 1993 with respect to the


                                       2

                          Environmentally Reviewed Lands as prepared by Arthur D. Little of Canada Limited;

         1.6              "Assets" means all of the assets of Novalta including, without limitation, the Resource Assets, the Office
                          Equipment, the investment in the shares of EBOC and the Working Capital as at the Closing Time;

         1.7              "Auditors" means Ernst & Young;

         1.8              "Audited Closing Financial Statements" means the audited closing consolidated financial statements of
                          Novalta and its subsidiaries for the period ending December 31, 1993 including, without limitation, the notes thereto and the auditor's report thereon;

         1.9              "Bank Security" means the security provided by Novalta under the Canadian $110 million multicurrency revolving term credit facility with The Bank of Nova Scotia as lender dated as of January 1, 1990 and as amended and restated March 25, 1992, the security provided by Novalta under the Novacor Chemicals Ltd.
                          Credit Facility with The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, The Toronto-Dominion
                          Bank, Bank of Montreal, Royal Bank of Canada and National Bank of Canada and the security provided by
                          Novalta Resources Ltd., a predecessor in interest to Novalta, relating to certain of the Resource Assets under the Canadian $75 million multicurrency revolving term credit facility with The Bank of Nova Scotia as lender dated as of March 28, 1988 and as restated by an agreement dated as of April 29, 1989;

         1.10             "Burns Fry" means Burns Fry Limited;

         1.11             "Business Day" means any day other than a Saturday or a Sunday or a day which is a statutory holiday under the laws of Alberta or Canada;

         1.12             "Closing" means the transfer of the Shares and Note to Purchaser, the payment of the Purchase Price to
                          Vendor and the completion of all other matters incidental thereto;


         1.13             "Closing Place" means Vendor's offices located at 801 - 7th Avenue S.W., Calgary, Alberta or such other place as the parties agree;

         1.14             "Closing Time" means 10:00 a.m., Calgary Time, on  January 4, 1994, or such other time or date as may be agreed by the parties;

         1.15             "Common Shares" means the 100 fully paid and non-assessable Class "A" common voting shares in the capital stock of Novalta registered in the name of Vendor;

         1.16             "Confidential Information" has the meaning set out in the Confidentiality Agreement;

         1.17             "Confidentiality Agreement" means the Confidentiality Agreement dated September 28, 1993 between Burns Fry or PowerWest (as agent for Vendor and Novalta) and Purchaser, as supplemented by that certain letter agreement with EBOC dated October 18, 1993 and that certain Non-Competition Agreement with Novalta dated
                          October 20, 1993;

         1.18             "Deposit" means $10 million deposited with Vendor's Solicitors in trust for Vendor;

         1.19             "EBOC" means EBOC Energy Ltd.;

         1.20             "EBOC Value" means the product of the number of EBOC common shares owned by Novalta at Closing and the value per EBOC common share of $1.046 provided, however, that if Novalta should sell some, but not all, of its EBOC shares in the public market prior to Closing, or if a public trading market otherwise develops for the EBOC common shares prior to Closing, then the remaining EBOC common shares held by
                          Novalta would be valued for purposes of this Agreement at the fair market value of such shares at the
                          Closing Time (based upon the closing price on its principal exchange or trading market at the Closing
                          Time), multiplied by a factor of 85% to reflect the illiquidity, rights of first refusal and other matters that adversely affect the value of such shares;

         1.21             "Effective Time" shall mean immediately prior to commencement of business on January 1, 1994;


         1.22             "Environmental Consultant" means, Arthur D. Little of Canada Limited;

         1.23             "Environmental Law" means all statutes, regulations and governmental orders and directives respecting the protection, control of contamination or pollution of soil, air or water (including, without limitation, ground water) applicable to the Assets;

         1.24             "Environmental Liabilities" means any and all environmental damage, contamination or other environmental condition directly or indirectly pertaining to Novalta or the Assets, whether or not caused by Novalta or by a breach of Environmental Law, and whether or not identified or currently identifiable, including, without limitation, any matters related to surface, underground, air, groundwater or surface water contamination, the abandonment or plugging of any well or wells, the restoration or reclamation of any part of the Assets, or the removal of or failure to remove any foundations, structures or equipment from the Assets, and all matters set forth in the Arthur D. Little Report;

         1.25             "Environmentally Reviewed Lands" means the Resource Assets in respect of which the Arthur D. Little Report or any portion thereof was prepared;

         1.26             "Financial Statements" means the (a) audited consolidated financial statements of Novalta and its subsidiaries for the period ending December 31, 1992 including, without limitation, the notes thereto and the auditors report thereon, and (b) the unaudited interim consolidated financial statements of Novalta and its subsidiaries as of and for the nine months ended September 30, 1993, a copy of the foregoing being attached hereto as Appendix "E";

         1.27             "GAAP" means generally accepted accounting principles and procedures adopted from time to time by the
                          Canadian Institute of Chartered Accountants consistently applied;

         1.28             "Howard Opinions" means the title opinions previously provided to Novalta by Howard, Mackie in respect of the Reviewed Lands, the foregoing opinions being listed in Appendix "F";


         1.29             "Interest Rate" means a floating annual rate of interest equal to the floating annual rate of interest established from time to time by the main branch of The Bank of Nova Scotia at Calgary, Alberta as the base rate it will use to determine rates of interest on Canadian dollar loans to its most favoured customers in Canada and designated as its prime rate;

         1.30             "Land Schedule" means the land schedule attached as Appendix "A";

         1.31             "Lands" means the lands included in the Assets, which are set forth and described in the Land Schedule, and includes the Petroleum Substances within, upon or under such lands, together with the right to explore for, drill for, win, take, remove, recover, possess, own, sell or divest the same insofar as such rights are granted by the Leases;

         1.32             "Leases" means the leases, reservations, permits, licences or other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, remove, recover, possess, own, sell or divest the
                          Petroleum Substances underlying all or any part of the Lands and any extensions or renewals thereof, amendments thereto, replacements or substitutions therefor or further documents of title issued pursuant thereto including, without limitation, the leases set forth and described in the Land Schedule;

         1.33             "Major Facilities" means the gas plants, compressor stations and other facilities described in Appendix
                          "B";

         1.34             "Material Contracts" means all contracts of Novalta:

                          (i)     involving an aggregate annual net obligation on the part of, or net payment to, Novalta in the excess of $250,000, which are not terminable at the option of either party without payment or penalty on 60 days notice or less; and

                          (ii)    any other contract that could reasonably be expected to have an effect on the value of Novalta in the amount in excess of $250,000;

         1.35             "Miscellaneous Interests" means all property, assets and rights, other than the Petroleum and Natural Gas
                          Rights and the Tangibles, pertaining to the Petroleum and Natural Gas Rights and the Tangibles including, without limitation, the following:

                          (a)     all original drawings, contracts (including production sales contracts and processing agreements), agreements, books, files (including well files) and other records, transportation rights, patents, licences and permits (including licences, approvals and permits issued by the Energy Resources
                                  Conservation Board and by Alberta Environment), seismic, geological, geophysical, production and engineering data (including well and test data), analysis, interpretation and reports (including contour maps and conclusions) and all other documents relating to the Petroleum and Natural Gas
                                  Rights, any lands with which the Lands have been unitized or the Tangibles and any and all rights in relation thereto;

                          (b)     all subsisting rights to enter upon, use and occupy the surface of any of the Lands, any lands with which the same have been unitized, any lands upon which any wells bottoming under but not located upon the Lands are situate and any other lands within, upon or under which the Resource
                                  Assets (including the Tangibles comprised therein) may be situate;

                          (c)     the holes for and the casing contained in all wells for the purpose of production of Petroleum
                                  Substances, the injection of water or other substances, the disposal of water or other substances or otherwise which are situate on or bottoming under the Lands or lands with which the Lands have been unitized; and

                          (d)     any right, title, estate or interest in or to any asset which relates to but does not comprise part of the Petroleum and Natural Gas Rights or the Tangibles;

         1.36             "Note" means the non-interest bearing loan from Vendor to Novalta in the amount of $85,154,136.00;

         1.37             "Novalta" means Novalta Resources Inc., or in the event Novalta Resources Inc. changes its name prior to
                          Closing as contemplated by Subclause 11.1, such name selected by Novalta Resources Inc. as its new name;

         1.38             "Office Equipment" means all office furniture, furnishings, equipment (including computers and computer-
                          related equipment), supplies, leasehold improvements and art purported to be owned by Novalta and located at its Calgary, Brooks, Athabasca, Coronation and Edson, Alberta offices;

         1.39             "Office Leases" means Novalta's real property leases for its offices located at its head office in Calgary and its field offices in Brooks, Athabasca, Coronation, and Edson, Alberta;

         1.40             "Permitted Encumbrances" means:

                          (a)     easements, rights of way, servitude or other similar rights in land including, without limitation, rights of way and servitude for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables, in each case to the extent that such do not materially interfere with the operation of any
                                  Assets;

                          (b)     the right reserved to or vested in any government or other public authority by the terms of any instrument or statutory provision to terminate any of the Leases or to require annual or other periodic payments as a condition to the continuance thereof;

                          (c)     taxes on Petroleum Substances or the income or revenue therefrom (excluding income and capital taxes) not delinquent and governmental requirements as to production rates of general application on the operation of any property or otherwise affecting the value of any property;

                          (d)     contracts for the sale of Petroleum Substances comprising part of the Assets;

                          (e)     the terms and conditions of the Leases;

                          (f)     rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner and all applicable laws, rules and orders of any governmental authority;

                          (g)     undetermined or inchoate liens incurred or created as security in favour of persons conducting operations in relation to the Assets for Novalta's share of the costs and expenses associated with such operations (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action;

                          (h)     the reservations, limitations, provisos and conditions contained in any original grants from the
                                  Crown of any of the Lands or interests therein and statutory exceptions to title;

                          (i)     agreements and plans relating to pooling or unitization;

                          (j)     provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

                          (k)     liens incurred or granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets, in each case to the extent that such do not materially interfere with the operation of any Assets;

                          (l)     the royalties, carried interests, production payments, net profits interests and other encumbrances set forth in the Land Schedule; and

                          (m)     subject to the undertakings provided under Subclause 4.2(k), the Bank Security;

         1.41             "Petroleum and Natural Gas Rights" means any and all interests of
                          Novalta in and to the Lands and the Leases together with royalty interests, net profits interests and other like interests and the right to acquire any of the foregoing;

         1.42             "Petroleum Substances" means petroleum, natural gas and related hydrocarbons and all other substances, whether gaseous, liquid or solid and whether hydrocarbons or not, associated therewith or any of them insofar as the same are granted by the Leases, together with all gaseous, liquid or solid substances, materials or additives which are injected, added, mixed, entrained, or otherwise used or employed in the winning, taking, production, gathering, processing, conditioning, storage, transmission or treatment of such petroleum, natural gas and related hydrocarbons;

         1.43             "Plan" means any employee benefit plan, program or arrangement sponsored, maintained or contributed to by Vendor or Novalta or their Affiliates for the benefit of the Novalta employees as of the date of this Agreement, including, without limitation, any bonus, pension, savings, profit sharing, deferred compensation, supplemental retirement income, stock option, hospitalization insurance, medical, dental, disability, automobile, life or accident insurance plan or program;

         1.44             "PowerWest" means PowerWest Financial Ltd.;

         1.45             "Preferred Shares" means the 55,000 fully paid and non-assessable Class "A"
                          preferred shares in the capital stock of Novalta registered in the name of
                          Vendor;

         1.46             "Purchase Price" means the amount calculated in accordance with Subclause 3.2, as adjusted;

         1.47             "Purchaser's Representatives" means any and all of Purchaser's or Purchaser's
                          Affiliates' directors, officers, employees, agents, consultants, advisors and representatives including, without limitation, Purchaser's Solicitors, and its financial advisors;


         1.48             "Purchaser's Solicitors" means legal counsel employed or retained by Purchaser to assist with the purchase of the Shares and Note;

         1.49             "Purchaser's Total Capital Credit" has the meaning given in Subclause 3.6(b);

         1.50             "Purchaser's Working Capital Credit" has the meaning given in Subclause 3.6(a);

         1.51             "Resource Assets" means the Petroleum and Natural Gas Rights and any and all associated interests of
                          Novalta in and to the Tangibles and the Miscellaneous Interests;

         1.52             "Reviewed Lands" means the leasehold interests addressed in the Howard Opinions;

         1.53             "Shares" means the Common Shares and the Preferred Shares;

         1.54             "Sproule Report" means the 7 volume report entitled "Evaluation of the P. & N.G. Reserves of Novalta
                          Resources Inc. and Amber Valley Energy Corporation (As of July 1, 1993)" prepared by Sproule Associates
                          Limited;

         1.55             "Tangibles" means all tangible depreciable property, assets and facilities situate in, on or about the
                          Lands, appurtenant thereto or used, intended for use or useful in connection therewith or with the exploration, development, injection, production, gathering, processing, conditioning, storage, transmission or treatment of Petroleum Substances within, upon or under the Lands or lands with which the Lands have been unitized or other operations thereon or relative thereto including, without limitation, the Major Facilities;

         1.56             "Title Deficiencies" has the meaning given in Subclause 7.1;

         1.57             "Total Capital" means the total exploration and development expenditures spent by Novalta determined in accordance with GAAP in the fiscal year ending December 31, 1993, as shown on the Audited Closing
                          Financial Statements less exploration and development expenditures for the six months ended June 30,
                          1993 of $5.1 million and

                          less a further $7.8 million of expenditures provided for in the Sproule Report for the six months ending
                          December 31, 1993;

         1.58             "Total Capital Estimate" means the amount estimated by Novalta's accountants prior to Closing to be the
                          Total Capital;

         1.59             "Transitional Costs" means the after tax cost of all one time fees and other expenses incurred after the
                          Effective Time and prior to Closing and not accrued in the Audited Closing Financial Statements by Novalta
                          in respect of the transactions contemplated herein (including, without limitation, fees and other expenses incurred for legal, accounting and tax advice, environmental audit fees, investment banker fees and engineering and land evaluation fees);

         1.60             "Vendor's Solicitors" means legal counsel employed or retained by Vendor to assist with the sale of the
                          Shares and Note;

         1.61             "Vendor's Total Capital Credit" has the meaning given in Subclause 3.6(b);

         1.62             "Vendor's Working Capital Credit" has the meaning given in Subclause 3.6(a);

         1.63             "Working Capital" means Novalta's current assets reduced by its current liabilities determined in accordance with GAAP as of the Effective Time as shown on the Audited Closing Financial Statements; and

         1.64             "Working Capital Estimate" means the amount estimated by Novalta's accountants to be Novalta's Working
                          Capital.

(B) Incorporation of Appendices and Schedules: The following Appendices and Schedules are attached and form part of this Agreement and are incorporated herein as though contained in the body of this Agreement:

         Appendix "A"     -       Land Schedule
         Appendix "B"     -       Major Facilities
         Appendix "C"     -       1993 AFE's
         Appendix "D"     -       Claims
         Appendix "E"     -       Financial Statements

         Appendix "F"       - Howard Opinions/Reviewed Lands
         Appendix "G"       - Arbitration Procedure
         Appendix "H"       - Termination Obligations
         Appendix "I"       - Guarantor Financial Statements
         Appendix "J"       - Tax Provisions

         Schedule 8.2       - Employee Benefits
         Schedule 8.2(c)    - Compensation Arrangements
         Schedule 8.2(h)    - Affiliate Agreements
         Schedule 9.15      - Employees
         Schedule 9.16      - Plans
         Schedule 9.35(e)   - Management Contracts
         Schedule 9.47      - Take-or-Pay
         Schedule 9.50      - Independent Operations Penalties
         Schedule 9.51      - Certain Changes
         Schedule 9.53      - Through-Put Guarantees
         Schedule 9.54      - Inter-Company Transactions

(C) Appendix References: References herein to an appendix shall mean a reference to an appendix to this Agreement. References in any appendix to "the Agreement" shall mean a reference to this Agreement. References in any appendix to another appendix shall mean a reference to an appendix to this Agreement.

(D) Clause and Subclause References: References herein to a clause shall mean a reference to a clause within the body of this Agreement. References herein to a subclause or paragraph without identifying the clause or subclause of which the subclause or paragraph referred to is a part shall mean a reference to such subclause or paragraph in the same clause or subclause as in the subclause or paragraph in which such reference is made.

(E) Statutory References: References herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, all amendments made thereto and in force from time to time up to and including the Closing Time and any statute or regulation that may be passed up to and including the Closing Time which has the effect of supplementing or superseding the statute or associated regulations.

(F) Headings: The headings of clauses and subclauses herein and in the appendices are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof and thereof.

(G) Gender and Number: This Agreement shall be read with all changes in gender and number as may be required by the context. In particular, words importing the singular shall include the plural and vice versa, words importing persons shall include firms and corporations and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

(H) Conflict: Wherever any provision, whether express or implied, of any appendix to this Agreement conflicts or is at variance with any provision in the body of this Agreement, the provision in the body of this Agreement shall prevail.

(I) Currency and Mode of Payment: All dollar amounts referenced herein are expressed in Canadian dollars and all payments to be made hereunder are to be made by way of certified cheque, solicitor's trust cheque, wire transfer of immediately available funds or bank draft.

(J) Invalidity of Provisions: If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.

(K) Subsidiaries: References in this Agreement in or relating to the representations and covenants of Novalta shall be deemed to include Novalta and its subsidiaries (which for purposes of this Agreement shall include Novalta Rosebank South Limited Partnership), unless the context otherwise requires.

2.       SALE

Vendor agrees to sell and transfer the Shares and Note to Purchaser and Purchaser, in turn, agrees to purchase and receive the Shares and Note from Vendor, all in accordance with and subject to the terms and conditions set forth in this Agreement.

3.       PRICE

         3.1 Deposit: The parties acknowledge that Purchaser, no later than 5:00 p.m. (Calgary time) on the date hereof, will pay the Deposit to Vendor's Solicitors in trust for Vendor, to be deposited with the Bank of Nova Scotia in the form of a certificate of deposit, such Deposit and interest thereon to be released only in accordance with the provisions of this Subclause 3.1. The parties agree that, if the Deposit is not paid prior to such time, then Vendor may terminate this Agreement without any further liability by the parties hereunder by written notice to Purchaser at any time prior to the payment of the Deposit. The parties hereby confirm their agreement that the Deposit and interest thereon represent a fair, reasonable and genuine assessment of the damages Vendor would suffer or incur solely by reason of the failure or refusal of Purchaser to complete the Closing in breach of the provisions of this Agreement. In this regard it is agreed by the parties that a forfeiture of the Deposit and interest thereon to Vendor in such circumstances shall represent liquidated damages only and not a penalty and shall constitute a full and complete discharge of Purchaser's obligations to Vendor under this Agreement. The Deposit and interest thereon shall be paid on the following basis:

                 (a) if Closing occurs, Vendor's Solicitors shall hold the Deposit in escrow pursuant to the terms of Subclause
                          3.5 and shall credit interest which has accrued on the Deposit up to the Effective Time to Purchaser;

                 (b) if Closing does not occur due solely to the failure or refusal of Purchaser to complete the Closing in breach of the provisions of this Agreement, the Deposit plus interest which has accrued thereon shall be paid by Vendor's Solicitors to Vendor; and

                 (c) if this Agreement is terminated without the occurrence of the Closing under any other circumstances, the Deposit plus interest which has accrued thereon shall be promptly paid to Purchaser.

                 In the event Closing does not occur, a party entitled to be paid the Deposit or interest under this Subclause 3.1 shall issue a notice of entitlement in writing simultaneously to the other party and Vendor's Solicitors. Vendor's Solicitors shall pay the Deposit and interest as directed by such notice unless within 24 hours of receipt thereof by Vendor's Solicitors the other party reasonably objects in good faith to the payment by notice of objection in writing simultaneously to Vendor's Solicitors and the party giving the notice of entitlement. In the event Vendor's Solicitors receive a notice of objection or do not, within a reasonable time after it appears Closing will not occur, receive a notice of entitlement from either party, Vendor's Solicitors shall pay the Deposit and interest thereon into the Court of Queen's Bench in Calgary, Alberta where the return or release of such monies will be as determined or approved by such Court.

         3.2     Purchase Price:

                 (a)      Subject to adjustment as provided for in Subclause
                          3.4 the purchase price to be paid by Purchaser to Vendor for the Shares and Note shall be the sum of $251,399,325.00 plus the Working Capital Estimate plus the Total Capital Estimate plus the EBOC Value;

                 (b) The Purchase Price prior to the adjustments described in Subclause 3.2(a) shall be allocated on the following basis:

                          Note:                    $ 85,154,131.00
                          Preferred Shares:        $ 55,000,000.00
                          Common Shares:           $111,245,194.00
                                                   ===============

                                  Total:           $251,399,325.00

                 (c) Any adjustments to the Purchase Price pursuant to Clause 3 or Clause 7 shall be made by an adjustment to the Common Share value allocation;

                 (d) If Closing occurs after the Effective Time, in addition to the Purchase Price, Purchaser shall pay to the Vendor interest calculated at the Interest Rate on the Purchase Price, from and including December 31, 1993 up to but excluding the date on which Closing occurs; and

                 (e) If Closing occurs after the Effective Time, the parties will deduct the Transitional Costs from the total of the Purchase Price plus the interest accrued thereon pursuant to Subclause 3.2(d).

         3.3 Payment: The Purchase Price as adjusted, less the Deposit, shall be paid to the Vendor by or on behalf of Purchaser at the Closing Place at the Closing Time.

         3.4 Closing Adjustment: At Closing, if an adjustment is required under Subclause 7.3 and the amount of such adjustment has been determined prior to Closing in accordance with Subclause 7.4, the Purchase Price shall be reduced by the amount of the value of the Title Deficiencies (determined in accordance with Subclause 7.4).

         3.5 Escrow Fund: In the event Closing occurs, Vendor's Solicitors shall hold the Deposit in trust for Vendor in an interest bearing trust account pending the earlier of: (i) the completion of the post-Closing adjustments referred to in Subclause 3.7; and (ii) the date which is 91 days immediately following the Closing Time; whereupon the Deposit or such amount thereof which has not been paid out in accordance herewith, plus interest accruing thereon after the Effective Time, shall be paid to the Vendor; and interest from the date hereof to and including the Effective Time shall be paid to Purchaser.

         3.6     Working Capital and Total Capital Estimates:

                 (a) Within 90 days following the Closing Time, or as soon thereafter as possible, the Vendor shall cause, at the expense of Vendor, the Auditors to prepare and deliver to Purchaser the Closing Financial Statements for Novalta as of the Effective Time, which financial statements shall include a statement setting forth the difference between the Working Capital Estimate and the Working Capital and the difference between the Total Capital Estimate and the Total Capital.
                          The Auditors will permit KPMG Peat Marwick ("KPMG") full participation in the preparation of the Closing Financial Statements and access to the financial statements, working papers and supporting documents involved in the preparation of the Closing Financial Statements. Any costs and expenses related to KPMG's participation in the preparation of such financial statements shall be borne by Purchaser.

                 (b) As soon as practicable within 30 days after Purchaser's receipt of the proposed Closing Financial Statements, Purchaser shall deliver to Vendor a written report containing any changes that Purchaser proposes to be made to such proposed Closing Financial Statements. The parties shall undertake in good faith to agree on the Closing Financial Statements no later than 180 days after the Closing Time; provided, however, if Purchaser and Vendor shall be unable to agree on the Closing

                          Financial Statements within such 180-day period, the public accounting firm of Arthur Andersen & Co., or such other nationally recognized public accounting firm mutually acceptable to Purchaser and Vendor, shall be engaged to make its determination of the amount in dispite (and only such amount). Each party shall bear and pay one-half of th fees and other costs charged by such accounting firm.

                 (c) If any accounting firm is engaged as provided in Subclause 3.6(e), Vendor and Purchaser agree to provide such accounting firm with all books, records and other information relevant to the determination of the amount in dispute. Such accounting firm shall be instructed to use a materiality standard as such firm may determine to be reasonable under the circumstances, in light of the cost to be incurred and the amount in issue. Such accounting firm shall be instructed to make such calculations as soon as practicable. The final determination of any of the Closing Financial Statements (including, without limitation, the Working Capital and Total Capital) pursuant to this Subclause 3.6(c) shall be binding on the parties hereto.

                 (d) If the Working Capital Estimate is greater than the Working Capital then the difference shall be a credit in favour of Purchaser (the "Purchaser's Working Capital Credit"). If the Working Capital Estimate is less than the Working Capital then the difference shall be a credit in favour of Vendor (the "Vendor's Working Capital Credit"). The amount of the Purchaser's Working Capital Credit, if any, shall be adjusted in accordance with Subclause 3.7. The amount of the Vendor's Working Capital Credit, if any, shall be adjusted in accordance with Subclause 3.8.

                 (e) If the Total Capital Estimate is greater than the Total Capital then the difference shall be a credit in favour of Purchaser (the "Purchaser's Total Capital Credit"). If the Total Capital Estimate is less than the Total Capital the difference shall be a credit in favour of Vendor (the "Vendor's Total Capital Credit"). The amount of Purchaser's Total Capital Credit, if any, shall be adjusted in accordance with, Subclause 3.7. The amount of the

         Vendor's Total Capital Credit, if any, shall be adjusted in accordance with Subclause 3.8.

         3.7 Post-Closing Adjustment in Favour of Purchaser: As soon as reasonably practical following Closing and in any event prior to the date which is 90 days immediately following the Closing Time with respect to Subclauses 3.7(a) and 3.7(b) and 180 days immediately following the Closing Time with respect to Subclause 3.7(c), Purchaser and Vendor shall make the following post-Closing adjustments:

                 (a) if an adjustment is required under Subclause 7.7 in respect of Title Deficiencies and such adjustment has not been made at Closing in accordance with Subclause 3.4, Vendor's Solicitors shall pay from the Deposit to Purchaser, the amount determined in accordance with Subclause 7.4 to be the value of the Title Deficiencies; and

                 (b) if an adjustment is required in favour of Purchaser under Subclause 3.6 in respect of a Working Capital and/or Total Capital deficiency, the Vendor's Solicitors shall pay from the Deposit to Purchaser, the amount of the Purchaser's Working Capital Credit and/or Total Capital Credit, if any.

                 (c) if an adjustment is required under Subclause 7.6 in respect of Title Deficiencies, Vendors' Solicitors shall pay to the Purchaser from the funds currently held pursuant to Subclause 7.5, the amount determined in accordance with Subclause 7.7 to be the value of the remaining Title Deficiencies.

         3.8 Post-Closing Adjustment in Favour of Vendor: As soon as reasonably practical following Closing and in any event prior to the date which is 90 days immediately following the Closing Time, Purchaser and Vendor shall make the following post-Closing adjustments:

                 (a) if an adjustment is required in favour of Vendor under Subclause 3.6(d) in respect of a Working Capital excess, Purchaser shall pay to Vendor the amount of the Vendor's Working Capital Credit, if any; and

                 (b) if an adjustment is required in favour of Vendor under Subclause 3.6(e) in respect of a Total

         Capital excess, Purchaser shall pay to Vendor the amount equal to the Vendor's Total Capital Credit.

         3.9     Post-Closing Adjustment in Favour of Both Purchaser and
                 Vendor: In the event an adjustment in favour of Purchaser is required pursuant to Subclause 3.7 and an adjustment is required in favour of Vendor pursuant to Subclause 3.8 the Vendors' Solicitors shall deduct from any payment to be made hereunder to one of the parties the amount of such adjustment to be made in favour of the other party. The party required to make a payment pursuant to this Subclause 3.9 shall pay the difference between the amounts calculated under Subclauses 3.7 and 3.8 to the other party.

4.       CLOSING

         4.1 Time and Location: Closing shall take place at the Closing Place at the Closing Time.

         4.2 Vendor Documentation: In addition to any other documentation specifically or impliedly contemplated elsewhere in this Agreement, Vendor shall deliver or cause to be delivered the following documents (fully authorized and executed, where applicable, by all appropriate parties except Purchaser) to Purchaser or Purchaser's Solicitors at Closing:

                 (a) Closing Certificate: A certificate effective as of the Closing Time executed by Vendor certifying that all of Vendor's representations, warranties and covenants contained in Subclauses 9(A) and (B) and Appendix "J" are true and correct or complied with in all material respects at and as of the Effective Time and the Closing Time;

                 (b) Certified Resolutions of Novalta: Certified resolutions of the directors of Novalta approving the transfer of the Shares to Purchaser, the cancellation of the existing share certificates and the issuance of new share certificates in favour of Purchaser for the Shares;

                 (c) Endorsed Share Certificates: The share certificates presently issued in the name of Vendor for the Shares endorsed for transfer to Purchaser;

                 (d) New Share Certificates: New share certificates for the Shares;

                 (e) Note: A written acknowledgement of Novalta evidencing sale of the Note to Purchaser;

                 (f) Minute Books and Seals: All minute books and the corporate seals or comparable partnership documents for Novalta, Amber Valley Energy Corporation and Novalta Rosebank South Limited Partnership;

                 (g) Resignations: Resignations of all directors (or members of any partnership governing body) of Novalta and Amber Valley Energy Corporation and Novalta Rosebank South Limited Partnership and of all officers of either corporation who are not employees of such corporation as well as resignations of any directors or officers of EBOC that are affiliated with or designated by Novalta and who will not continue as employees of Novalta immediately following the Closing Time;

                 (h) Releases: General releases in favour of Novalta from Vendor and the resigning directors, governing body members and officers of Novalta, Amber Valley Energy Corporation, Novalta Rosebank South Limited Partnership and EBOC;

                 (i) Updated Land Schedule: An updated Land Schedule, it being understood that the foregoing shall not contain any material changes to the version in Appendix "A"; provided however that any such updated Land Schedule shall not have the effect of modifying any representations of the Vendor;

                 (j) Opinion of Vendor's Solicitors: An opinion from Vendors' Solicitors in favour of Purchaser, in a form mutually agreeable to the parties;

                 (k) Release of Bank Security: Releases of the Bank Security, and an enforceable undertaking to provide registerable discharges where appropriate of all such Bank Security within a reasonable period of time after Closing; and

                 (l) Employee Matters: Evidence satisfactory to Purchaser that all staff salaries, remuneration, benefits, deductions, contributions, holiday, flex day or vacation pay and worker's compensation payments for all the Novalta employees up to the time of Closing have been fully accrued or paid and satisfied.

         4.3 Purchaser Documentation: In addition to paying the Purchase Price to Vendor in the manner contemplated by Subclause 3.3, Purchaser shall deliver or cause to be delivered the following documents (fully authorized and executed, where applicable, by all appropriate parties except Vendor and Novalta) to Vendor or Vendor's Solicitors at Closing:

                 (a) Closing Certificate: A certificate effective as of the Closing Time executed by Purchaser certifying that all of Purchaser's representations, warranties and covenants contained in Subclause 9(C) are true and correct or complied with in all material respects at and as of the Effective Time and the Closing Time;

                 (b) Releases: General releases from Purchaser and Novalta (executed by post-Closing officers of Novalta) in favour of the resigning directors, governing body members and officers referred to in Subclause 4.2(g);

                 (c) Regulatory Approvals: All applicable regulatory approvals including, without limitation, written approvals pursuant to the Investment Canada Act (Canada) and the Competition Act (Canada); and

                 (d) Opinion of Purchaser's Solicitors: An opinion from Purchaser's Solicitors in favour of Vendor, in a form mutually agreeable to the parties.

         4.4 Vendor's Closing Conditions: The obligation of Vendor to complete the transactions contemplated herein is subject to the satisfaction at or prior to the Closing Time of the following conditions precedent:

                 (a) Purchaser's Representations True: All of Purchaser's representations, warranties and covenants contained in Subclause 9(C) shall be true and correct or complied with in all material respects at and as of the Effective Time and the Closing Time;

                 (b) Performance by Purchaser: Purchaser shall have performed and satisfied in all material respects all covenants required herein to be performed and satisfied by it at or prior to the Closing Time including, without limitation, the tendering of the

                          Purchase Price and all of the items required to be delivered pursuant to Subclause 4.3 above; and

                 (c) Regulatory Approvals: All applicable regulatory approvals (including, without limitation, any approvals required pursuant to the Investment Canada Act (Canada) and the Competition Act (Canada)) shall have been obtained.

                 The foregoing conditions precedent shall be for the sole benefit of Vendor and may, without prejudice to any of Vendor's other rights hereunder (including, without limitation, reliance upon or enforcement of any of Purchaser's representations, warranties and covenants set forth in Subclause 9(C) which are preserved and deal with or are similar to the condition waived), be waived in writing by Vendor, in whole or in part, at any time. In case any of the said conditions precedent shall not be complied with, or waived by Vendor, at or before the Closing Time, Vendor may rescind or terminate this Agreement by written notice to Purchaser. Upon Closing, all of the foregoing conditions precedent shall be deemed to have been satisfied or waived as closing conditions.

         4.5 Purchaser's Closing Conditions: The obligation of Purchaser to complete the transactions contemplated herein is subject to the satisfaction at or prior to the Closing Time of the following conditions precedent:

                 (a) Vendor's Representations True: All of Vendor's representations, warranties and covenants contained in Subclauses 9(A) and (B) and Appendix "J" shall be true and correct or complied with in all material respects at and as of the Effective Time and the Closing Time;

                 (b) Performance by Vendor: Vendor shall have performed and satisfied in all material respects all covenants required herein to be performed and satisfied by it at or prior to the Closing Time including, without limitation, the tendering of all of the items required to be delivered pursuant to Subclause 4.2 above;

                 (c) No Damage: There shall have been no substantial physical damage to or alteration in or to any of the Assets between the date hereof and the Closing Time, net of insurance proceeds, which materially and adversely affects the value of Novalta; and

                 (d) Regulatory Approvals: All applicable regulatory approvals (including, without limitation, any approvals required pursuant to the Investment Canada Act (Canada) and the Competition Act (Canada)) shall have been obtained.

                 The foregoing conditions precedent shall be for the sole benefit of Purchaser and may, without prejudice to any of Purchaser's other rights hereunder (including, without limitation, reliance upon or enforcement of any of Vendor's representations, warranties and covenants set forth in Subclauses 9(A) and (B) and Appendix "J" which are preserved and deal with or are similar to the condition waived), be waived in writing by Purchaser, in whole or in part, at any time. In case any of the said conditions precedent shall not be complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may rescind or terminate this Agreement by written notice to Vendor. Upon Closing, all of the foregoing conditions precedent shall be deemed to have been satisfied or waived as closing conditions.

         4.6 Best Efforts: Each party hereto agrees with the other to use its best efforts until Closing to take all actions necessary to ensure that the conditions precedent outlined in Subclauses
                 4.4 and 4.5 above are satisfied at or before the Closing Time.

5.       EXAMINATION OF RECORDS AND INFORMATION

         5.1 Access: From the date hereof up to and including the Closing Time, subject to receiving any necessary consents from third parties (which consent Vendor shall use its best efforts to obtain expeditiously), Vendor shall permit, and shall cause its Affiliates and Novalta to permit, Purchaser and Purchaser's Representatives to have reasonable access to the facilities, properties, personnel, books and records of or relating to Novalta and its subsidiaries, including without limitation making the following records and information (to the extent the same are within the possession or control of Vendor or Novalta or their Affiliates) available to Purchaser and Purchaser's Representatives at Novalta's offices during Novalta's normal business hours to conduct such inspection as Purchaser reasonably requires:

                 (a) Title: All leases, agreements and other documents and correspondence (including the Howard Opinions) affecting Novalta's title to the Assets;

                 (b) Corporate, Accounting and Financial: All corporate, accounting and financial records (including, without limitation, insurance policies and acquisition agreements) of Novalta, its subsidiaries and EBOC;

                 (c) Technical and Operating: All seismic, geological, geophysical and similar data, interpretations and agreements and all operational records (including, without limitation, all well and production records) relating to the Assets; and

                 (d) Environmental Information: All information, including directives, orders and correspondence and any audits, assessments or reviews relating to environmental matters affecting Novalta or the Assets.

                 In the event any of the foregoing records and information are not within the possession or control of Vendor or Novalta and Vendor or Novalta can only arrange for Purchaser or Purchaser's Representatives to inspect the same at other than Novalta's premises, then Purchaser or Purchaser's Representatives may inspect such records and information wherever the same are located.

         5.2 Confidentiality: The obligation of the Purchaser with respect to the confidentiality of all information relating to Novalta shall be governed by the Confidentiality Agreement which is incorporated herein by reference as though set forth in its entirety.

6.       TITLE TO REVIEWED LANDS AND ENVIRONMENTAL REVIEW

         6.1 Howard Opinions: Purchaser acknowledges that it has reviewed the Howard Opinions in respect of the Reviewed Lands and is satisfied with the state of title to such lands as of the effective dates stated in the Howard Opinions. Upon Closing, Vendor shall cause the Howard Opinions to be readdressed to Purchaser.

         6.2 Arthur D. Little Report: Purchaser acknowledges that it has reviewed the Arthur D. Little Report in respect of the Environmentally Reviewed Lands and agrees that Novalta shall remain liable for all Environmental Liabilities described in such report. Purchaser further agrees that, subject to the provisions of Subclauses 9.37 and 9(H), Novalta shall remain liable for all

         Environmental Liabilities with respect to all Lands which were not the subject of the Arthur D. Little Report.

7.       TITLE DEFICIENCIES

         7.1 Identification of Title Deficiencies: Purchaser may from time to time but no later than 20 Business Days prior to Closing give written notice to Vendor describing in reasonable detail all defects and irregularities relating to the Petroleum and Natural Gas Rights, excluding all interests of Novalta in the Reviewed Lands, that in the reasonable opinion of Purchaser, materially adversely affect the title of Novalta to any portion of the Petroleum and Natural Gas Rights, excluding all interests of Novalta in Reviewed Lands (collectively the "Title Deficiencies") and a reasonable estimate by Purchaser of the aggregate value of such Title Deficiencies.

         7.2 Reviewed Lands: For greater certainty Purchaser shall not be entitled to give Vendor notice of, or request an adjustment to the Purchase Price in respect of, any deficiencies or irregularities relating to Novalta's title to the Reviewed Lands.

         7.3 Adjustment Limitation: If the aggregate value of Title Deficiencies (determined in accordance with Subclause 7.4) exceeds $500,000.00 then the Purchase Price shall be reduced by the amount that the value of the Title Deficiencies (determined in accordance with Subclause 7.4) exceeds $500,000.00. If the aggregate value of the Title Deficiencies (determined in accordance with Subclause 7.4) does not exceed $500,000.00 then there shall be no adjustment to the Purchase Price.

         7.4 Value of Title Deficiencies: The value of the Title Deficiencies shall be determined as follows:

                 (a) if Vendor agrees with Purchaser's estimate set forth in the notice referred to in Subclause 7.1 in respect of Title Deficiencies, Vendor shall deliver to Purchaser written notice of Vendor's agreement to Purchaser's estimate of the value of Title Deficiencies, in which case the amount so agreed to shall be the value of such Title Deficiencies for all purposes of this Agreement (collectively, the "Agreed Title Deficiencies");

                 (b) if Vendor does not agree with Purchaser's estimate set forth in the notice referred to in Subclause 7.1 in respect of Title Deficiencies, Vendor shall provide written notice of such disagreement to Purchaser no later than 15 Business Days prior to Closing.

                 (c) if after receipt of such notice Purchaser contends that the Title Deficiencies which remain (together with the value of the Agreed Title Deficiencies), cumulatively diminish the value of the Resource Assets by an amount in excess of $500,000.00, the Purchaser may elect by written notice to Vendor no later than 4:30 p.m., Calgary time, on the tenth Business Day prior to the Closing Time to:

                                  (i)     Waive:  waive the uncured
                                          Title Deficiencies (other
                                          than the Agreed Title
                                          Deficiencies); or

                                  (iii)   Price Reduction:  negotiate a
                                          reduction in the Purchase Price.

                 Failure by Purchaser to elect or to elect within the time frame set out in this Subclause 7.4(b) shall be irrefutably and conclusively deemed to be an election to waive all uncured Title Deficiencies.

         7.5 If Purchaser elects to negotiate a reduction in the Purchase Price and no agreement is reached at or before 4:30 p.m., Calgary Time, on the fifth Business Day immediately preceding the Closing Time and Purchaser contends that the uncured Title Deficiencies cumulatively diminish the value of the affected Resource Assets, other than the Reviewed Lands, by an amount in excess of $500,000.00 (less the amount of the Agreed Title Deficiencies), the parties agree to arbitrate the proposed Purchase Price reduction in accordance with the Arbitration Procedure and, if the Closing Time arrives before the arbitration decision is issued, proceed with Closing with Purchaser deducting from the Purchase Price otherwise payable at Closing the full amount of the reduction requested and depositing the same with the Vendor's Solicitors.

         7.6 Ability to Remedy before Closing: Vendor shall be entitled to remedy or cure any or all Title Deficiencies prior to Closing. If a Title Deficiency has been remedied or cured prior to Closing it shall cease to be a Title Deficiency for all purposes of this Agreement, including without limitation, for purposes of adjustment of the Purchase Price and calculation of the limit for adjustment provided for in Subclause 7.3.

         7.7 Ability to Remedy after Arbitration: If the parties have arbitrated a Purchase Price reduction with respect to uncured Title Deficiencies pursuant to Subclause 7.5 and the Arbitrator's decision results in a reduction in the value of the Resource Assets in excess of $500,000.00, then, on the written notice of Vendor to Purchaser within ten Business Days of the date of delivery of the Arbitrator's decision to the Vendor, Vendor shall have 180 days from the Closing Time to remedy such Title Deficiencies. If a Title Deficiency is remedied within such period it shall cease to be a Title Deficiency for all purposes of this Agreement and the Purchase Price reduction set out in the Arbitrator's decision shall be adjusted accordingly and the Vendor's Solicitors shall promptly pay the appropriate amount to Vendor from the funds paid to Vendor's Solicitors pursuant to Subclause 7.5. If Vendor does not provide Purchase with notice as contemplated hereto then Vendor's Solicitors shall promptly pay to Purchaser all the funds paid to Vendor's Solicitors pursuant to Subclause 7.5.

         7.8 Co-operation: Purchaser shall co-operate with respect to any attempt by Vendor to remedy any Title Deficiency and shall allow Vendor and Vendor's Representative with reasonable access during normal business hours to all relevant records relating to the Resource Assets.

8.       INTERIM PERIOD

         8.1 Interim Operations: Subsequent to the date of execution of this Agreement, Novalta shall not enter into any obligations or commitments with respect to the Resource Assets for which Novalta's share of costs is in excess of either,

                 (a) $25,000.00 for any single item or related series of items not required to be spent pursuant to an operating agreement or,

                 (b) the expenditure limit established by any applicable operating agreement below which an approval for expenditure is not required, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld) except as may be reasonably necessary to protect, and insure life and safety or to preserve the Resource Assets or title to the Resource Assets. Novalta shall not, without the prior written consent of Purchaser, propose, consent to or initiate the exercise of any right or option relative to or arising as a result of the ownership of the Resource Assets or propose or initiate any operations in respect thereof any of which have not been commenced or committed to as of the date of execution of this Agreement except that Novalta may propose or initiate any operations in respect of the Resource Assets for, and may propose or indicate the exercise of any right or option relative to, the preservation of any of the Resource Assets.

         8.2 In addition, neither Novalta nor any of its subsidiaries shall, without the prior written consent of Purchaser except as disclosed in Schedule 8.2,

                 (a) issue, sell, encumber or agree to issue, sell or encumber any shares, rights, options, warrants or other securities or incur or amend any long-term debt;

                 (b) purchase, cancel, retire, redeem or otherwise acquire any outstanding shares, rights, options, warrants or other securities;

                 (c) alter salary arrangements, employee benefits or other compensation arrangements from those which are in effect on the date hereof and disclosed on Schedule 8.2(c);

                 (d) change, amend or modify its charter documents or by-laws;

                 (e) declare or pay any dividends or make any other distributions;

                 (f) sell, pledge, encumber or otherwise dispose of any Assets; provided, however, that Novalta may sell in a public offering all or a portion of its shares of EBOC prior to the Effective Time, it being acknowledged that the net proceeds of any such sale shall be deemed to be included in the Working Capital;

                 (g) enter into, amend or modify any Material Contracts, or agree to do so; and

                 (h) enter into, amend or modify any agreement, arrangement or understanding with any Affiliate of Vendor, or agree to do so except as set forth on
                          Schedule 8.2(h).

         8.3 In addition, Vendor and Novalta shall not, without the prior written consent of Purchaser:

                 (a) alter any Plan (other than any amendment required by applicable laws and regulations);

                 (b) take any action or omit to have taken any action with respect to any Plan that could result in the liability of Novalta to any person or the imposition of any penalty upon Novalta or which could adversely affect the registration of such Plan; or

                 (c) take any action or omit to have taken any action that would have the effect of increasing the termination obligations of Novalta to the Novalta employees in excess of those obligations set forth in Appendix H as of the date of this Agreement.

9.       REPRESENTATIONS AND WARRANTIES

(A) Vendor: Vendor represents, warrants and covenants to and with Purchaser as follows:

         9.1 Corporate Standing: Vendor is, and at the Closing Time shall be, a corporation duly incorporated, organized and validly existing under the laws of Alberta;

         9.2 Requisite Authority: Vendor has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Vendor;

         9.3 No Conflicts: The execution and delivery of this Agreement and each and every agreement and instrument to be executed and delivered hereunder and the consummation of the transactions contemplated herein and therein will not:

                   (a) violate or result in a breach or default of, require any consent under, be in conflict with or accelerate or permit the acceleration of the performance of the provisions of any agreement, license, permit, franchise or other instrument to which Vendor is a party or by which it is bound or to which the Assets are subject;

                   (b) violate or conflict with any judgment, decree, injunction, order, law, statute, rule or regulation applicable to Vendor or Vendor's constating documents or bylaws;

                   (c) result in the loss of any licence, franchise or permit or give a right of termination to any party under any agreement or instrument; or

                   (d) give rise to any rights of first refusal or any other preemptive, preferential or similar rights to purchase any of the Shares, Note or Assets;

         9.4 Execution and Delivery: This Agreement has been duly executed and delivered by Vendor and all other documents required to be executed and delivered by Vendor pursuant hereto will be duly executed and delivered by Vendor and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Vendor enforceable in accordance with their respective terms;

         9.5 No Lawsuits or Claims: Except as noted in Appendix "D", Vendor is not party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which has or could have a material adverse affect on the purchase or sale of the Shares and the Note or on the business, assets, financial condition or operations of Novalta ("Material Adverse Effect") and there is no particular circumstance, matter or thing known to Vendor which could reasonably be anticipated to give rise to any such action, suit or other legal, administrative or arbitration proceeding or government investigation the result of which would have a Material Adverse Effect;

         9.6 Title of Vendor to the Shares: Except for the Bank Security, Vendor has good, marketable, recorded and beneficial title to and ownership of the Shares, each of the Shares is fully paid and non-assessable and free and clear of all liens, mortgages, charges, security interests, pledges, equities, encumbrances, demands and adverse claims whatsoever and no entity other than Purchaser has any agreement, option, right, warrant or privilege to purchase or otherwise acquire any of the Shares;

         9.7 Note Not Encumbered: Except for the Bank Security, the Note is free and clear of all liens, mortgages, charges, security interests, pledges, equities, encumbrances, demands and adverse claims;

         9.8       (Intentionally omitted.)

(B) Novalta's Assets and Shares: Vendor further represents, warrants and covenants to and with Purchaser as follows:

         9.9 Corporate Standing: Novalta is, and at the Closing Time shall continue to be, a corporation duly incorporated, organized and validly existing under the laws of Alberta, being its jurisdiction of incorporation, and duly registered under the laws of those jurisdictions in which Novalta is required to be registered;

         9.10 Requisite Authority: Novalta has all requisite power and authority to comply with the provisions of this Agreement and to own the Assets and its compliance with the provisions of this Agreement has been duly authorized by all necessary corporate action on the part of Novalta;

         9.11 No Conflicts: The execution and delivery of this Agreement and each and every agreement and instrument to be executed and delivered hereunder and the consummation of the transactions contemplated herein and therein will not:

                   (a) violate or result in a breach or default of, require any consent under, be in conflict with or accelerate or permit the acceleration of the performance of the provisions of any agreement, license, permit, franchise or other instrument to which Novalta is a party or by which it is bound or to which the Assets are subject;

                   (b) violate or conflict with any judgment, decree, injunction, order, law, statute, rule or regulation applicable to Novalta or Novalta's constating documents or bylaws;

                   (c) result in the creation of any lien, charge, security interest or other encumbrance upon any of the Assets or to which Novalta will be subject;

                   (d) result in the loss of any licence, franchise or permit affecting the Resource Assets or give a right of termination to any party under any agreement or instrument affecting the Resource Assets; or

                   (e) give rise to any rights of first refusal or any other preemptive, preferential or similar rights to purchase any of the Assets;

         9.12 Execution and Delivery: All documents required to be executed and delivered by Novalta pursuant hereto will be duly executed and delivered by Novalta and will constitute legal, valid and binding obligations of Novalta enforceable in accordance with their respective terms;

         9.13 1993 AFE's: Set forth in Appendix "C" is a list of all signed authorizations for expenditure which have been executed by Novalta subsequent to January 1, 1993 up to the date hereof with respect to the Resource Assets and which Appendix "C" shows Novalta's share of the respective amounts of such authorizations for expenditure, Novalta's share of the amounts expended and Novalta's share of amounts which have been paid or accrued;

         9.14 No Changes: The business and affairs of Novalta will be carried on from the date hereof to Closing in the ordinary and normal course except as expressly provided by this Agreement;

         9.15 Employees: Except as set forth in Schedule 9.15 (which Schedule also contains a list of all of Novalta's employees):

                   (a) Novalta is not a party to any written contracts of employment, service agreements, management agreements, collective bargaining agreements or employee association agreements;

                   (b) Novalta has not conducted and is not now conducting any negotiations with any labour union or employee association;

                   (c) Novalta has no agreements, policies or understandings with the Novalta employees with respect to increases in compensation;

                   (d) Novalta has not now and will not have at the time of Closing, any outstanding orders, investigations or prosecutions under the Occupational Health and Safety Act or regulations; and

                   (e) Novalta is up-to-date in making unemployment insurance payments, payments pursuant to the Canadian Pension Plan and income tax withholding payments.

         9.16 Employee Benefits: Schedule 9.16 provides a description of each Plan. Except as set forth in Schedule 9.16:

                   (a) Novalta does not have now nor has Novalta ever participated in any employee benefit or incentive plan arrangement or agreement solely with respect to its officers and directors for which Novalta has liability;

                   (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require Novalta to make a larger contribution to, or pay greater benefits under, any Plan or other employee benefit or incentive plan arrangement or agreement than it otherwise would or (ii) create or give rise to any additional vested rights or service credits under any Plan or other employee benefit or incentive plan arrangement or agreement other than those set out in Appendix "H";

                   (c) Novalta will not at Closing have any liabilities for payment of wages, vacation pay, salaries, bonuses, pensions, except as provided for in Subclause 10.2, or for contributions under any Plan, or other compensation, current or deferred under any labour or employment contract, whether written or oral which accrued up to the time of Closing, other than the liability for termination obligations shall remain the responsibility of Novalta in Subclause 10.4, and any liabilities reflected in the Financial Statements;

                   (d) True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, and the most recent actuarial report with respect to such Plan, if any, as well as true, correct copies of Novalta's employee policy manual will be made available to Purchaser prior to Closing;

                   (e) Vendor and Novalta have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Plans, and to the knowledge of Vendor there have been no defaults or violations by any other party to the Plans;

                   (f) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable laws and regulations in a timely manner;

                   (g) Each Plan complies with applicable laws and regulations, has been administered in substantial compliance with its governing documents, if any, and has not been operated in a way which would result in the liability of Novalta to any person or the imposition of any penalty upon Novalta;

                   (h) Each Plan which is required to be registered by applicable laws and regulations, has been duly registered pursuant to such laws and regulations and has not, to the knowledge of Vendor, been operated in a way which would adversely affect the registration of such Plan; and

                   (i) Surplus monies under the pension plan, if any, have not been removed from the trust fund by the Vendor or its Affiliates and all contributions required under such plan have been made.

         9.17 Accounts Receivable: All accounts receivable to be recorded in the Audited Closing Financial Statements will be bonafide and, to the best of Vendor's and Novalta's knowledge and belief (after reasonable inquiry), subject to any allowance for doubtful accounts as provided for therein, collectible by Novalta in a timely manner in accordance with industry custom without set off or counterclaim;

         9.18 Books of Account and Operating Records: The books of account and other records maintained by Novalta of a financial or an accounting nature are maintained in accordance with GAAP and accurately reflect the financial transactions of Novalta and the other records maintained by Novalta relative to its operations have been maintained in accordance with prudent business practices;

         9.19 No Default Under Agreements: Other than as disclosed in the Howard Opinions or the Arthur D. Little Report, (a) Novalta is not in default under any agreement, document or lease to which Novalta is a party or by which it is bound; (b) there is no outstanding notice of cancellation or termination in connection with the foregoing; (c) there does not exist any event or circumstance which through the passage of time or which as a result of a notice by a third party could become a default by Novalta under any agreement, document or lease to which it is a party or by which it is bound; and (d) each agreement, document and lease to which Novalta is a party or by which it is bound is in full force and effect in accordance with its terms except in the case of subclauses
                   (a), (b), (c) and (d), for any such default, notice or other circumstances that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect;

         9.20 No Default Under Laws: Novalta has not received any notice of and, is not in any default or violation of any judgment, decree, injunction, order, law, statute, rule or regulation which has or could have a Material Adverse Effect;

         9.21 Finders' Fees: Neither Vendor nor Novalta has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the within transactions for which Purchaser or Novalta or any of its subsidiaries will have any obligation or liability;

         9.22 No Judgments, Lawsuits or Claims: There are no unsatisfied judgments against Novalta or any consent decrees or injunctions to which Novalta is subject and, except as noted in Appendix "D", Novalta is not party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which has or could have a Material Adverse Effect and there is no particular circumstance, matter or thing known to Vendor or Novalta which could reasonably be anticipated to give rise to any such action, suit or other legal, administrative or arbitration proceeding or government investigation the result of which would have a Material Adverse Effect;

         9.23 Financial Statements: The Financial Statements have been prepared in accordance with GAAP and present the financial position of Novalta and the results of its operations for the periods therein referred to and without limiting the foregoing, the Financial Statements do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated to make the Financial Statements, as applicable, not misleading;

         9.24 Title and Quiet Enjoyment to Resource Assets: The Resource Assets are free and clear of all liens, charges, encumbrances and adverse claims created by, through or under Novalta or Vendor except for Permitted Encumbrances and, subject to the foregoing, Novalta may continue to hold and enjoy the interests attributed to it in Appendix "A" for its own use and benefit;

         9.25 Title to Other Assets: Subject to Permitted Encumbrances Novalta has good marketable and beneficial title to and ownership of all of the Assets. This representation and warranty does not apply or extend to the Resource Assets;

         9.26 Overproduction Penalties: To the best of Vendor's knowledge, information and belief (after reasonable inquiry), none of the wells located on the Lands has been overproduced such that it is subject or liable to an overproduction penalty;

         9.27 Change in Production Allowables: Neither Novalta nor Vendor is aware of any adverse change or proposed change in the production allowables for any wells from which production of Petroleum Substances is allocated to the Lands that could have a Material Adverse Effect;

         9.28 Wells and Tangibles: All wells located on the Lands have been drilled and, if completed, completed, operated and produced in accordance with good oil and gas field practices and in compliance in all material respects with all rules and regulations; provided, however, that such representation is limited to the best of Novalta's and Vendor's information and belief (after reasonable inquiry) with respect to wells that are not operated by Novalta or any of its subsidiaries;

         9.29 Wells to be Abandoned: To the best of the Vendor's knowledge, information and belief (after reasonable inquiry), Novalta has not agreed to and is not now obligated to abandon any well operated by Novalta located on the Lands which is not being abandoned and reclaimed in accordance with applicable legal requirements and good oil and gas field practices;

         9.30 Shares Only Issued Security: The Shares represent the only authorized or issued securities in the capital stock of Novalta;

         9.31 No Rights To Acquire Unissued Securities: There are no agreements, options, rights or privileges (including, without limitation, convertible securities, warrants or convertible obligations of any nature) relating to or providing for the purchase, subscription, allotment or issuance of any securities in the capital stock of Novalta;

         9.32 Long Term Debt, Etc.: Novalta does not have any long-term debt other than the Note;

         9.33      (Intentionally omitted);

         9.34 Insurance Policies: All of Novalta's insurance requirements are covered under the insurance policies of NOVA Corporation of Alberta. All of Novalta's insurance coverage as provided under NOVA Corporation of Alberta's insurance policies shall be discontinued with respect to occurrences after the Closing Time. Purchaser shall be responsible for obtaining all necessary insurance requirements and such insurance shall be in force as of the Closing Time;

         9.35      No Other Agreement: Novalta is not a party to:

                   (a) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or other distributions in respect of its capital;

                   (b) any financial arrangement or agreement respecting or creating any indebtedness to any person, other than the Note to Vendor reflected on the Financial Statements;

                   (c) any advance to, or investment in, any person (excluding Novalta's ownership of 4,077,316 shares in EBOC) or any agreement, contract or commitment relating to the making of any such advance or investment, except as set forth in a customary and typical provision of any operating agreement;

                   (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), except as set forth in a customary and typical provision of any operating agreement;

                   (e) any management, service, consulting or other similar type of contract that cannot be terminated by Novalta on notice of thirty (30) days or less without payment or penalty, except for those entered into with Amber Valley Energy Corporation and the Novalta Rosebank South Limited Partnership, and those services provided by NOVA Corporation of Alberta which are described on
                             Schedule 9.35(e) and will be discontinued at Closing Time; or

                   (f) any agreement, contract or commitment limiting the freedom of Novalta to engage in any line of business or to compete with any person, other than those entered into in the ordinary course of business;

         9.36 Taxes and Assessments: All ad valorem, property, production, severance, sales, use and excise taxes, customs duties and similar taxes and assessments based on or measured by the ownership of the Assets or the production of the Petroleum Substances from the Lands or the receipt of proceeds therefrom which are the obligations of Novalta have been properly accrued or paid and discharged;

         9.37 Reports: In connection with the preparation of the Sproule Report, the Arthur D. Little Report and the Howard Opinions, Novalta provided to persons preparing such reports or opinions all information within its knowledge which, if not disclosed, would have materially and adversely altered such reports or opinions with respect to any of the Assets;

         9.38 Compliance With Laws: With respect to the Assets operated by Novalta, Novalta has and, to the best of its and Novalta's knowledge, persons operating any of the Assets on behalf of Novalta (with respect to the Assets not operated by Novalta) have, obtained all permits, licenses and other authorizations which are required under federal, provincial and local laws relating to the Assets, the failure of which to obtain would materially affect the value, use or operation of the Assets taken as a whole. Novalta (with respect to the Assets operated by it) and, to the best of its and Novalta's knowledge, persons operating the Assets on behalf of Novalta (with respect to the Assets not operated by Novalta) are in compliance with all laws, permits, licences and authorizations, the failure with which to comply could have a Material Adverse Effect;

         9.39      Environmental:  Except as set forth in the Arthur D. Little
                   Report: (i) none of the Assets are subject by any government or any agency thereof, or by another person or group, to any environmental action, order, or to the best of Vendor's and Novalta's knowledge any review or investigation the result of which could have a Material Adverse Effect, (ii) no complaint has been made or filed by any such government, agency, person or group having to do with any environmental change or injury to the Assets or any other property or person or alleged damage or injury that could have a Material Adverse Effect and, (iii) there is no matter, condition or thing affecting the Assets or for which Novalta or any of its subsidiaries may be liable under Environmental Law which could reasonably give rise to any such complaint, action, order, review or investigation the result of which could have a Material Adverse Effect;

         9.40 Physical Change: There has been no physical change subsequent to July 1, 1993 in the Assets (other than in consequence of operations and production in the ordinary course) which has or would have a material adverse effect on the value, use or operation thereof taken as a whole;

         9.41 No Retail Sales of Gas: Neither Novalta nor any of its subsidiaries has made or agreed to make any sales of gas at retail (which shall not include industrial sales);

         9.42      Tax Residence:  (Intentionally omitted.)

         9.43 Operated Assets/Non-Operated Assets: Those of the Assets operated by Novalta during the time Novalta was operator thereof, have been drilled, developed and operated in accordance with good oilfield practice and in material compliance with all applicable laws and regulations and the terms and conditions of all agreements relative thereto and, with respect to non-operated Assets, neither Vendor nor Novalta is aware of any material fact or circumstance that indicates that the same have not been drilled, developed and operated in material compliance with all applicable laws and regulations and the terms and conditions of all agreements relative thereto;

         9.44 Workers' Compensation: All payments due to the Workers' Compensation Board in respect of all operations undertaken in relation to the Assets are current and such Board is not entitled to any claim or lien against any of the Assets due to such payment not being made;

         9.45 No Other Subsidiaries: Novalta does not have a controlling interest (either directly or indirectly) in any other person except for the interest in Amber Valley Energy Corporation and Novalta Rosebank South Limited Partnership nor is it bound by any agreement to acquire such interest;

         9.46 Property Leases: Novalta is not a party to or bound by any real property leases other than the Office Leases and surface leases, mineral leases, easements, rights of ways or other similar rights or interests entered into by Novalta in the ordinary course of business;

         9.47 Take or Pay Obligations: Except as set forth on Schedule 9.47, Novalta has no take or pay obligations nor is it in any manner obligated to deliver Petroleum Substances produced from the Assets without then or thereafter receiving payment therefor in accordance with the relevant sales contract;

         9.48 Gas Balancing Agreements: Novalta is not a party to any gas balancing agreements;

         9.49 Incentive Payments: Novalta has not received any incentives, credits, grants, or other governmental assistance pursuant to any laws in effect at the relevant time which will have to be repaid by Novalta;

         9.50 Independent Operations Penalties: The Assets are not subject to any production penalties or interest forfeitures that have resulted or may or will result from Novalta having elected to not participate in drilling, completion or other operations pursuant to the independent operation provisions of operating agreements that would have a Material Adverse Effect except as set forth in Schedule 9.50;

         9.51      Absence of Certain Changes:  Except as described on Schedule
                   9.51 or any other Schedule or Appendix and except as a result of matters resulting from this Agreement, since July 1, 1993, the business and operations of Novalta and its subsidiaries have been conducted in the ordinary course, neither Novalta nor any subsidiary has taken any action that would have constituted a violation of Subclause 8.2 or 8.3 if such Subclauses had applied to Novalta since July 1, 1993, and there has not been any event, condition, occurrence or change in the business, financial condition, assets or results of the operations of Novalta and its subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect, other than events, conditions, occurrences or changes that generally relate to the oil and gas industry or the economy and other than asset dispositions in the ordinary course of business;

         9.52 No Assignments of Revenues: Novalta has not assigned to any other party all or any portion of its share or revenue attributable to the sale of petroleum substances for the purposes of security of indebtedness of Novalta or otherwise except in support of the Bank Security;

         9.53 Through Put Guarantees: Novalta is not bound to by any "through put guarantees" whereby Novalta has, in connection with the processing, compressing, gathering, transporting, or other handling of its Petroleum Substances in a facility, guaranteed that a minimum quantity of Petroleum Substances will be put through such facility by Novalta, excluding contracts for the transportation of Petroleum Substances by NOVA Corporation of Alberta, TransCanada PipeLines Limited and similar transporters except as set forth in Schedule 9.53; and

         9.54 Intercompany Transactions and Relationships: Except as set forth on Schedule 9.54, neither Novalta nor any of its subsidiaries is a party to any agreement, with Vendor or any of its Affiliates excluding contracts for the transportation of Petroleum Substances by NOVA Corporation of Alberta, TransCanada PipeLines Limited and similar transporters.

         9.55 GST: Novalta has duly and timely filed all returns required in respect of the goods and services tax (herein, the "GST") imposed by the Excise Tax Act (Canada) and has paid all GST which is due and payable and has paid all assessments and reassessments in respect of GST and interest and penalties relating thereto payable by it on or before the date hereof and has made adequate provision for GST payable for the current period for which a return has not yet been filed.

(C) Purchaser: Purchaser represents, warrants and covenants to and with Vendor as follows:

         9.56 Corporate Standing: Purchaser is, and at the Closing Time shall continue to be, a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Texas;

         9.57 Requisite Authority: Subject to ratification by Purchaser's Board of Directors, Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Purchaser. The parties agree that if such Board ratification has not been obtained on or before 12:00 Noon (Calgary time) on the date hereof, the Vendor may terminate this Agreement without further liability by the parties hereunder by written notice to Purchaser at any time prior to such ratification being obtained;

         9.58 No Conflicts: The execution and delivery of this Agreement and each and every agreement and instrument to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate or result in a breach or default of, require any consent under nor be in conflict with, the provisions of any agreement, license, permit, franchise or other instrument to which Purchaser is a party or by which it is bound, any judgment, decree, injunction, order, law, statute, rule or regulation applicable to Purchaser or Purchaser's Articles of Incorporation or bylaws;

         9.59 Execution and Delivery: This Agreement has been duly executed and delivered by Purchaser and all other documents required to be executed and delivered by Purchaser pursuant hereto will be duly executed and delivered by Purchaser and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms;

         9.60 No Lawsuits or Claims: Purchaser is not party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which has or could have any material adverse affect on the purchase or sale of the Shares and there is no particular circumstance, matter or thing known to Purchaser which could reasonably be anticipated to give rise to any such action, suit or other legal, administrative or arbitration proceeding or government investigation;

         9.61 Finders' Fees: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders fees in respect of the within transactions for which Vendor or Novalta will have any obligation or liability; and

         9.62 Tax Residence: Purchaser is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(D) Vendor Disclaimer: Vendor makes no representations or warranties whatsoever except, and to the extent, expressly set forth in Subclauses 9(A) and (B) and Appendix "J" or in any certificate delivered pursuant to this Agreement and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to have been made in any other document or instrument relative hereto or in any statement or information made or communicated to Purchaser in any manner. Without in any way restricting the generality of the foregoing, Purchaser specifically acknowledges that it has made and will be making its own independent investigations, analyses, evaluations and inspections with respect to Novalta's assets and liabilities and the state and condition thereof and that it has relied and will be relying solely on such investigations, analyses, evaluations and inspections as to its assessment of the condition, quantum and value of Novalta's assets and liabilities save to the extent such matters are expressly addressed in Subclause 9(B) and Appendix "J" or in any certificate delivered pursuant to this Agreement.

(E) Purchaser Disclaimer: Purchaser makes no representations or warranties whatsoever except, and to the extent, expressly set forth in Subclause 9(C) or in any certificate delivered pursuant to this Agreement and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to have been made in any other document or instrument relative hereto or in any statement or information made or communicated to Vendor in any manner.

(F) No Merger: The representations, warranties and covenants set forth in Subclauses 9(A), (B) and (C) and Appendix "J" shall survive Closing and shall be deemed to apply to all documents delivered in furtherance of the provisions hereof and there shall not be any merger of any representation, warranty or covenant in such documents notwithstanding any rule of law, equity or statute to the contrary, all such rules being waived.

(G) Survive Closing: Notwithstanding anything to the contrary herein expressed or implied, it is agreed and understood that the representations, warranties and covenants set forth in Subclauses 9(A), (B) and (C) and Appendix "J" are true and correct or to be complied with on the date hereof and shall be repeated at Closing as being true and correct or complied with in all material respects at and as of the Effective Time the Closing Time and, notwithstanding the Closing, the delivery of representations, warranties and covenants in any other agreements or certificates at the Closing or prior or subsequent thereto or investigations by the parties hereto or their employees, consultants, agents, accountants or other representatives (including, without limitation, their counsel), the representations, warranties and covenants set forth in Subclauses 9(A), (B) and (C) and Appendix "J" shall not in any way be diminished or lessened by reason of the foregoing and shall survive Closing for the benefit of the parties hereto for a period of 12 months from the date of Closing; provided, however, that any such representation or warranty that is the subject of a written claim notice delivered in good faith in the manner described below shall survive with respect only to the specific matter described in such claim notice until the earlier to occur of
         (A) the date on which a final nonappealable resolution of the matter described in such claim notice has been reached or (B) the date on which the matter described in such claim notice has otherwise reached final resolution. Notwithstanding the foregoing, the representations and warranties contained in Subclauses 9.6 and 9.7 shall survive the Closing indefinitely and the survival of the representations and warranties provided in Appendix "J" shall not be limited except as expressly provided in Appendix "J".

(H) Breach and Indemnity: Subject to the provisions of Appendix "J" with respect to the matters referred to therein, any party who breaches or is otherwise responsible for the incorrectness of any representation, warranty or covenant set forth in this Agreement (including, without limitation, the representations, warranties and covenants set forth in Subclauses 9(A), (B) or (C) or in Appendix "J") shall forthwith indemnify, defend, protect and save the other party (including their respective officers, directors and employees) harmless from and against any liability, loss, costs, claims, actions or damages of any kind or nature whatsoever, whether direct or indirect, to which such party may be put, incur or suffer as a result of such breach or incorrectness provided:

         (a) Written Notice: Subject to the last sentence of Subclause 9(G), written notice of the claim is provided by the party seeking indemnification within 12 months from Closing;

         (b) Basket: Neither Vendor nor Purchaser shall be entitled to any indemnification unless, and only to the extent that all claims by it for breach or incorrectness of representations, warranties and covenants collectively exceed by $1,000,000.00 the claims of the other party for breach or incorrectness of representations, warranties and covenants; and

         (c) Value Limitation: Notwithstanding anything to the contrary herein expressed or implied, the maximum aggregate liability of Vendor to Purchaser for a breach of the terms of this Agreement, for misrepresentation or for indemnification pursuant hereto shall not exceed the Purchase Price. The provisions of this Subclause 9(H) shall not apply to the indemnity provided by the Purchaser and Novalta in Subclause 9(I) of this Agreement.

(I) Environmental Indemnity: It is acknowledged that Purchaser has reviewed the Arthur D. Little Report and has been provided with the right and opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities pertaining to the Resource Assets. Subject to the provisions of Subclauses 9(A) and 9(B), Purchaser agrees that Vendor shall have no liability whatsoever for any Environmental Liabilities.

         In regard to Environmental Liabilities, Purchaser shall, subject as aforesaid indemnify and defend, and cause Novalta to indemnify and defend, Vendor, and its officers and directors, from and against all actions, causes of action, losses, costs (including legal costs on a solicitor client basis), claims, damages or expenses of any nature whatsoever which Vendor may sustain, pay or incur as a result of any act, omission, matter or thing directly or indirectly related to the Resource Assets, done, omitted, occurring or accruing on, prior to, or subsequent to the Effective Time with respect to any and all Environmental Liabilities however and whenever arising. This liability and indemnity shall apply without limit and without regard to cause or causes, including without limitation the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of any person, or otherwise. Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against Vendor under the common law or statute pertaining to Environmental Liabilities relating to the Resource Assets including, without limitation, the right to name Vendor as a third party to any action commenced by any person against Purchaser. Nothing herein contained shall prejudice any claims or remedies that Vendor may have against Purchaser in relation to such claim or remedy outside this Agreement including rights and remedies under the common law or statute. This Subclause 9(I) shall, not withstanding any term, clause or interpretation to the contrary, survive Closing for an indefinite period of time. Should survival for an indefinite period be determined by a court of competent jurisdiction to be an illegal, invalid or unenforceable provision then the parties agree that it is their intent that this provision survive to the maximum extent and for the maximum period of time determined to be legal, valid and enforceable.

10.      EMPLOYEES

         10.1 Purchaser to Continue to Employ Employees: Following the Closing, the Purchaser shall cause the Novalta employees, other than any Novalta employee on long-term disability at the Closing, to be employed on terms and conditions that provide comparable total compensation (inclusive of base salary and benefit Plans) with that currently provided by Novalta at the Closing. The Vendor shall be responsible for all liabilities and obligations to Novalta employees on long-term disability as at the Closing.

                   Novalta employees who are on long-term disability at the Closing shall be given employment by Novalta upon their recovery from disability.

         10.2      Pension Plan:

                   (a) Effective as of the Closing, those Novalta Employees at the Closing (the "Transferred Employees") who participate in, and accrue benefits under, the Retirement Plan for Western Canadian Salaried Employees of NOVA Corporation of Alberta (the "NOVA Plan") shall cease to participate in, and accrue benefits under, the NOVA Plan.

                   (b) Pursuant to Subclause 10.1, as soon as practicable after Closing, the Purchaser shall establish at its own expense, a Group RRSP or Retirement Plan (the "Seagull Plan"). Following the Closing, the Transferred Employees shall have the election, pursuant to the NOVA Plan, and the applicable federal and provincial regulations, to:

                             i)  transfer the value of the Transferred
                                 Employee's pension from the NOVA Plan to the Seagull Plan;

                             ii)  transfer the value of the Transferred
                                  Employee's pension from the NOVA Plan to the employee's own locked-in RRSP; or

                             iii) to leave the amount on deposit in order to
                                  obtain a deferred pension from the NOVA Plan upon retirement.

                   This clause is subject to all applicable federal and provincial regulations and approvals, including without limitation, the Income Tax Act (Canada) and regulations and the Employment Pension Plans Act (Alberta) and regulations.

         10.3 Recognition of Length of Service: Following Closing, Novalta shall continue to recognize the length of service, as recognized by Novalta (including service with predecessor entities of Novalta), up to the Closing, of all Novalta employees who are employed at Closing by Novalta for all purposes, including, without limitation, for the purpose of legislated benefits or as otherwise required by law, including, without limitation, severance pay and notice of termination or pay in lieu thereof. In addition, following Closing, and for a period of one-year thereafter, the Purchaser shall cause Novalta to recognize the severance guidelines of Vendor for purposes of severance pay and notice of termination or pay in lieu thereof, for all Novalta employees who are employed by Purchaser after Closing, such severance guidelines being set out in Appendix "H".

         10.4 Termination Obligations: At the Closing Time, the termination obligations set out in Appendix "H" shall remain the responsibility of Novalta and the Purchaser agrees to cause Novalta to be bound by the provisions of such termination agreements and agrees to make all payments to which the employees may be entitled under such termination agreements.

11.      USE OF NAME "NOVALTA"

         11.1 Corporate Name: Purchaser shall cause Novalta to take all corporate action necessary to change its corporate name no later than one Business Day following the Closing Time. Subject to the foregoing, the name "Novalta Resources Inc." shall not be included as a part of the sale to Purchaser, all rights to such name shall be retained by Vendor. Subject to the provisions of Section 11.2, the Purchaser, its Affiliates, successors and permitted assigns and any person claiming through Purchaser shall be strictly prohibited from using the name "Novalta" as part of any corporate, trade, or assumed name.

         11.2 Signage: Purchaser agrees that within 60 days after Closing it shall remove any signs which indicate Novalta's ownership or operation of the Resource Assets. Where necessary, it will be the responsibility of the Purchaser to erect or install signs as may be required by governmental agencies indicating the Purchaser or Novalta, under a new name as the operator of the Resource Assets, the Lands and the Leases and notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and any other third parties of Purchaser's interest in the Resource Assets.

                    If after 60 days after Closing Purchaser has not removed all signs which indicate Novalta's ownership or operation of the Resource Assets, Vendor may remove any signs which Purchaser has failed to remove and Purchaser agrees that Vendor shall have reasonable access to the Lands for such purpose.

12.      (Intentionally omitted.)

13.      TERMINATION

In the event this Agreement is properly terminated pursuant to Clause 4 or 7, subject to Subclause 3.1 dealing with the return or forfeiture of the Deposit and the continuing confidentiality obligations of the parties, both parties shall be released from all obligations hereunder and each party shall take all reasonable actions to return the other party to the position relative to the Shares and Note which such party occupied immediately prior to the execution of this Agreement.

14.      AMENDMENT

All amendments to this Agreement will only be considered to be binding upon the parties if evidenced by a written instrument executed by proper corporate signing officers.

15.      WAIVER

The parties acknowledge and agree that any waiver of the provisions of this Agreement shall only be binding upon the waiving party if evidenced in writing and signed by a corporate signing officer of the waiving party; any such waiver shall apply only to the particular breach, default, obligation or provision specifically identified and waived and not to any other breaches, defaults, obligations or provisions, whether or not similar; any such waiver shall not constitute a continuing waiver unless expressly stated; and any delay or omission upon the part of a party in exercising any right or power under this Agreement shall not impair the ability of such party to exercise such right or power or be considered to be a waiver of, or acquiescence to, any breach or default.

16.      TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

17.      NOTICES

The initial addresses of the parties for notices or other writings required, permitted or desired hereunder shall be as follows:

Vendor

(a)      Personal Service

         Novacor Petrochemicals Ltd.
         c/o 36th Floor
         801 - 7th Avenue S.W.
         Calgary, Alberta
         Attention:  Jack S. Mustoe
                     Senior Vice President, General Counsel and
                     Corporate Secretary

(b)      Mailing:

         Novacor Petrochemicals Ltd.
         c/o P.O. Box
         Calgary, Alberta
         Attention:  Jack S. Mustoe
                     Senior Vice President, General Counsel and
                     Corporate Secretary

(c)      Fax:

         (403) 237- 6102
         Attention:  Jack S. Mustoe
                     Senior Vice President, General Counsel and
                     Corporate Secretary

Purchaser

(a)      Personal Service/Mailing:

         Seagull Energy Corporation
         1001 Fannin, 17th Floor
         Houston, Texas 77002
         Attention: Barry J. Galt
         Chairman and Chief Executive Officer

b)       Mailing:

         Seagull Energy Corporation
         1001 Fannin, 17th Floor
         Houston, Texas 77002
         Attention: Barry J. Galt
         Chairman and Chief Executive Officer

(c)      Fax:

         Seagull Energy Corporation
         (713) 951-4733
         Attention: Barry J. Galt
         Chairman and Chief Executive Officer

Either party may from time to time change its address for service herein by giving written notice to the other party in the manner herein provided. Any such notice or other writing may be served by personal service, by mailing the same by prepaid post in a properly addressed envelope addressed to the intended addressee at its address for service hereunder or by fax to the number hereunder. Any notice given by personal service shall be deemed to be given on the date of such service and any notice given by mail shall be deemed to be given to and received by the addressee on the fifth Business Day (except days upon which the postal service in Canada is interrupted) after the mailing thereof. Any notice given by fax shall be deemed to be given to and received by the addressee upon the sending thereof with appropriate answerback acknowledged. In the event the postal service in Canada is, or is threatened to be, interrupted, all notices and other writings shall be served by personal service or fax.

18.      ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors, receivers, receiver-managers, trustees and permitted assigns. This Agreement may not be assigned by Purchaser without the prior written consent of Vendor. Notwithstanding the foregoing, Purchaser may assign or delegate its rights and obligations under this Agreement or any part hereof to any direct or indirect wholly owned subsidiary of Purchaser, but no such assignment shall in any way operate to enlarge, alter or change any obligation of or due to Vendor or relieve Purchaser of its obligations hereunder. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or gift of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract, provided, however, that the indemnification provisions in this

Agreement shall inure to the benefit of the persons in the categories expressly identified in such provisions.

19.      FURTHER ASSURANCES

Each party hereto, without further consideration, shall do or perform or cause to be done or performed all such further and other acts and things, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further and other instruments, deeds and other writings and generally shall take or cause to be taken all such further and other actions as may be necessary or desirable to carry out its respective obligations under this Agreement.

20.      COSTS

Except as may elsewhere herein be provided, each party hereto shall bear and be responsible for all costs and expenses (including, without limitation, fees and disbursements for lawyers and other advisors) incurred or to be incurred by it in negotiating and preparing this Agreement, any deeds, documents and other writings delivered in conjunction with or in furtherance hereof and in otherwise performing the transactions contemplated herein.

21.      GOVERNING LAW

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

22.      ENTIRE AGREEMENT

This Agreement supersedes and replaces any and all prior agreements between the parties hereto relating to the sale and purchase of the Shares and Note and states and comprises the entire agreement between the parties in relation to such sale and purchase; provided, however, that the foregoing sentence does not apply to the Confidentiality Agreement, which will survive the execution, delivery or termination of this Agreement. If the Closing occurs, the Confidentiality Agreement shall terminate and be of no further force or effect.

At the Closing, Vendor shall execute and deliver a confidentiality agreement in favour of Novalta and Purchaser with respect to Novalta and the Assets, which confidentiality agreement shall be in substantially the form of the Confidentiality Agreement.

23.      PUBLIC ANNOUNCEMENTS

Prior to the Closing Time, each of the parties shall cooperate with the other in relaying information concerning this Agreement and the transactions herein provided for and shall furnish to, discuss with and obtain written approval from the other party of all press and other releases prior to publication, which approval may not be unreasonably withheld; provided, however, that nothing contained herein shall prevent either party, at any time, from furnishing any information to any governmental agency or regulatory authority or to the public if, and only to the extent, required by applicable law (including any securities exchange regulation).

24.      COUNTERPART EXECUTION

This Agreement may be executed in counterpart, each of which shall be considered an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

Vendor:  Novacor Petrochemicals Ltd.

Per: ______________________

Per: ______________________


Purchaser: Seagull Energy Corporation

Per: ______________________

Per: ______________________

                            APPENDIX J - TAX MATTERS


ARTICLE 1 - INTERPRETATION

1.1                DEFINITIONS:

                   In this Schedule, including the appendices hereto, unless otherwise stated or the context otherwise requires

         (a)       "Alberta Act" means the Alberta Corporate Tax Act;

         (b)       "ARTC" means the royalty tax credit provided for under
                   section 26.1 of the Alberta Act;

         (c) "Assessment" means an assessment or reassessment for the purposes of the Tax Act, the Alberta Act or any applicable income or capital tax legislation of any Canadian province;

         (d) "CCDE" means cumulative Canadian development expense, within the meaning of paragraph 66.2(5)(b) of the Tax Act;

         (e) "CCEE" means cumulative Canadian exploration expense, within the meaning of paragraph 66.1(6)(b) of the Tax Act;

         (f) "CCOGPE" means cumulative Canadian oil and gas property expense, within the meaning of paragraph 66.4(5)(b) of the Tax Act;

         (g) "Corporation" means Novalta and Amber Valley Energy Corporation, or either of them, as the context requires;

         (h) "Deemed Year End" means the time that is immediately before the time that control of the Corporation is acquired by the Purchaser, as more particularly described in paragraph 249(4)(a) of the Tax Act;

         (i) "Depreciable Property" means depreciable property within the meaning of subsection 248(1) of the Tax Act;

         (j) "EDB" means earned depletion base, within the meaning of subsection 1205(1) of the Tax Act Regulations;

         (k) "Indemnified Party" means the Purchaser or the Corporation, as the context requires;

         (l) "Indemnity Amount" means the amount determined in accordance with clause 5.4 hereof;

         (m) "Indemnity Event" means an event deemed hereby to occur when a representation or warranty of the Vendor in Article 2 of this Schedule is untrue, inaccurate or otherwise breached and a Taxation Authority refuses to accept that such matter represented or warranted is true and correct, but excludes any event which was directly caused by any action of the Indemnified Party or any person with whom the Indemnified Party does not deal at arm's length for the purposes of the Tax Act;

         (n) "ITC" means investment tax credit, within the meaning of subsection 127(9) of the Tax Act;

         (o) "Successored CCDE" means CCDE which is only deductible subject to the limitations contained in subsection 66.7(4) of the Tax Act;

         (p) "Successored CCEE" means CCEE which is only deductible subject to the limitations contained in subsection 66.7(3) of the Tax Act;

         (q) "Successored CCOGPE" means CCOGPE which is only deductible subject to the limitations contained in subsection 66.7(5) of the Tax Act;

         (r) "Successored EDB" means EDB which is only deductible subject to the limitations contained in subsection 1202(2) of the Tax Act Regulations;

         (s)       "Tax Act" means the Income Tax Act (Canada);

         (t) "Tax Act Regulations" means the regulations passed pursuant to the Tax Act;

         (u) "Taxation Authority" means any person authorized to issue an Assessment; and

         (v) "UCC" means undepreciated capital cost, within the meaning of paragraph 13(21)(f) of the Tax Act;

         (w)       "Unrestricted CCDE" means CCDE which is not Successor CCDE;

         (x)       "Unrestricted CCEE" means CCEE which is not Successored CCEE;

         (y)       "Unrestricted CCOGPE" means CCOGPE which is not Successored
                   CCOGPE;

         (z)       "Unrestricted EDB" means EDB which is not Successored EDB;

1.2                ADDENDA

                   The following Addenda are attached to this Schedule:
         (a)       Addendum "A" - Successor Resource Properties
         (b)       Addendum "B" - 1992 Tax Returns of the Corporation

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR

2.1                VENDOR'S REPRESENTATIONS:

                   The Vendor represents and warrants to the Purchaser, which statements shall be true and correct as of the Effective Time and at the Closing Time, unless otherwise agreed by the parties, as follows:

         (a)       Filings
                   The Corporation has duly and in a timely manner filed all returns, elections and designations which are required to be filed by it with any Taxation Authority. All of such returns, elections and designations have been prepared and made in accordance with the applicable legislation. In particular, the amounts specified in the 1992 tax returns of the Corporation, as contained in Appendix "B" hereto, as UCC of Depreciable Property, Unrestricted CCEE, Unrestricted CCDE, Unrestricted CCOGPE, Unrestricted EDB, Successored CCEE, Successored CCDE, Successored

                   CCOGPE, Successored EDB and ITC were true and correct at the time of the filing of such returns.

         (b)       Withholdings
                   Corporation has withheld and will continue until the Closing Time to withhold from each payment made to any of its present and former officers, directors, and employees or from any payment which is subject to a withholding requirement under Part XIII of the Tax Act or any similar provincial legislation the amount of all taxes and other amounts required to be withheld therefrom, and will have paid the same to the proper tax or other receiving officers within the time required under any applicable legislation.

         (c)       Extension
                   Corporation is not a party to any agreement, waiver or arrangement with any Taxation Authority which relates to any extension of time with respect to the filing of any return, election or designation, any payment of an amount by Corporation or any Assessment of Corporation.

         (d)       Taxation Year End
                   The taxation year of Corporation for the purposes of the Tax Act, ends on December 31st in each year and no change in such taxation year end has been made since December 31, 1992.

         (e)       Residence
                   The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

         (f)       Tax Pools Immediately after Effective Time
                   Immediately after the Effective Time, the aggregate amount of the UCC of Depreciable Property, Successored CCEE, Successored CCDE, Successored CCOGPE, Successored EDB and ITC of the Corporation will be not less than $85 Million.

         (g)       Taxable Canadian Corporation
                   Corporation has been, is now, and will, at the Effective Time, be a taxable Canadian corporation, within the meaning of paragraph 89(1)(i) of the Tax Act.

         (h)       ARTC
                   At all relevant times before the Effective Time, the Corporation was entitled to ARTC to the extent reflected in its tax returns.

2.2                SURVIVAL OF VENDOR'S REPRESENTATIONS AND WARRANTIES

                   Except where expressly provided for to the contrary herein, the representations and warranties of the Vendor set forth in this Schedule shall survive the completion of the sale and purchase of the Shares as provided for in Article 2 of the Agreement, and shall continue in full force and effect for the benefit of the Purchaser. Any claim in respect thereof shall only be made on the basis, in the manner and within the time provided for in Article 5.

ARTICLE 3 - COVENANTS OF THE VENDOR

         The Vendor covenants and agrees with the Purchaser as follows:

3.1                FINAL INCOME TAX RETURNS

                   The Vendor will make available such information as the Purchaser may reasonably request in order to enable the Purchaser to comply with its obligations under clause 4.2 and 4.3 hereof.

ARTICLE 4 - COVENANTS OF THE PURCHASER

                   The Purchaser covenants and agrees with the Vendor as follows:

4.1                TAX RETURN FILING

                   The Purchaser shall ensure that all income tax, capital tax and other returns which the Corporation is required to file with any Taxation Authority for any period ending after the Deemed Year End are prepared and filed on a basis consistent with the provisions of this Appendix J and, subject to clause 4.3 hereof, shall further ensure that no income tax, capital tax or other returns, or elections or designations, of Corporation are filed, amended or rescinded for any period ending before the Deemed Year End without the prior written approval of the Vendor.

4.2                FINAL INCOME TAX RETURN

                   The Purchaser will cause the preparation of all income tax, capital tax and other returns which the Corporation is required to file with any Taxation Authority in respect of the fiscal period of Corporation which ends on the Deemed Year End. Purchaser may cause an election to be made under subsection 256(9) in respect of the timing of Deemed Year End.

4.3                1993 INCOME TAX RETURN

                   The Purchaser shall be responsible for filing all income tax, capital tax and other returns which the Corporation is required to file with any Taxation Authority for the taxation year of Corporation ending December 31, 1993. The Purchaser will obtain Vendor's approval, such approval not to be unreasonably withheld, to such returns before filing same and the Purchaser shall cause the Corporation to execute such returns, subject to the Vendor's approval of same. The Purchaser shall pay or cause to pay in a timely manner all taxes, if any, required to be paid in respect of any form or return filed pursuant to this clause.

4.4                LARGE CORPORATIONS TAX

                   The Purchaser agrees in the calendar year in which the Deemed Year End occurs, that the Corporation shall agree to a nil allocation of the capital deduction pursuant to the provisions of subsection 181.5(2) of the Tax Act.

ARTICLE 5 - INDEMNIFICATIONS

5.1                INDEMNITY

                   Subject to the provisions of Subclause 9(H)(b) and (c) of the Agreement, the Vendor hereby indemnifies and agrees to defend and save harmless the

Indemnified Party, on an after tax basis, from and against all losses, damages or expenses (including all reasonable legal fees and expenses incurred with respect to the enforcement of this indemnity), to the extent and on the basis hereinafter set forth, which are suffered by the Indemnified Party as a result of the occurrence of an Indemnity Event. The Vendor shall have no liability in respect of the matters covered by this Schedule except in respect of an Indemnity Event and except on the basis provided for in this Article.

5.2                PRE-ASSESSMENT PROCEDURE

        If the Indemnified Party receives a notice or other communication (written or oral) from a Taxation Authority after the Closing Time respecting an Indemnity Event (an "Indemnity Tax Issue"), the Indemnified Party shall forthwith forward a copy of such notice to the Vendor, or otherwise notify the Vendor, of the contents of such communication, and the Vendor shall have the right, at its own expense, including all legal fees, costs and expenses, to require the Indemnified Party to make representations with respect to such Indemnity Tax Issue through counsel retained for this purpose by the Vendor. The Indemnified Party shall be obligated to cooperate fully at all times with the Vendor and counsel so appointed, and to act in a timely manner, and in good faith, to make available all documents and records necessary to enable the Vendor to make representations with respect to, or otherwise contest, the Indemnity Tax Issue. If the Vendor, having received notice of, or other communication in respect of, an Indemnity Tax Issue, as contemplated herein, decides not to require the Indemnified Party to make representations with respect to such Indemnity Tax Issue, the Vendor shall promptly so inform the Indemnified Party and thereafter the Indemnified Party may do so on its own behalf, and at its own expense. Thereafter, any decision by the Indemnified Party not to make representations or any lack of success by the Indemnified Party in such action shall not, in such event, relieve the Vendor of its obligation to indemnify the Indemnified Party pursuant to the terms and conditions of this Article, except that such indemnity shall not, in such instance, extend to legal and other costs incurred by the Indemnified Party in connection with such Indemnity Tax Issue.

5.3                PROCEDURE ON ASSESSMENT

                   If any Taxation Authority should at any time issue an Assessment to the Indemnified Party, the basis of which is, in whole or in part, an Indemnity Event, the Vendor shall pay the Indemnity Amount in relation to the Assessment to the Indemnified Party within 30 days after the Indemnified Party is required to pay the Taxation Authority the amount (including any interest and/or penalty) specified in such Assessment.

5.4                INDEMNITY AMOUNT

                   The Indemnity Amount in relation to an Assessment shall mean the aggregate of

         (a) the amount (including any interest and/or penalty) which is specified to be payable in such Assessment insofar as such amount is directly attributable to an Indemnity Event; and

         (b) an amount of interest from the date of mailing of such Assessment to the date of the payment by the Vendor to the Indemnified Party of the amount specified in clause 5.4(a) calculated on the amount specified in clause 5.4(a) at a rate equal to the prescribed interest rate of the purposes of the Tax Act, or the interest burden of an Assessment other than under the Tax Act.

After the Vendor has paid to the Indemnified Party the Indemnity Amount in respect of an Assessment, the Indemnified Party shall forthwith pay an amount (not exceeding the amount received from the Vendor) to the Taxation Authority sufficient to satisfy the obligation of the Indemnified Party in respect of the Assessment to the Taxation Authority.

5.5                OBJECTION/APPEAL PROCEDURE

                   The Indemnified Party shall, within 5 working days after the receipt of an Assessment, deliver a copy of such Assessment to the Vendor. The Vendor shall have the right, at its option, to be responsible for the carriage of any objection or appeal from such Assessment, in which case the Vendor shall be entitled to retain its own counsel for that purpose and shall be responsible for all expenses, including legal fees and other costs associated therewith.
The Indemnified Party shall cooperate with the Vendor to the extent reasonably necessary if the Vendor wishes to object to or appeal any such Assessment. The Vendor shall be responsible for all expenses, including legal fees and costs, incurred by the Indemnified Party in so cooperating. If such objection or appeal is successful, in whole or in part, the Indemnified Party shall pay, to the Vendor, the amount of any refund received in respect of such Assessment
(not exceeding the portion of the Indemnity Amount in respect of such Assessment that the Vendor has paid to the Indemnified Party as herein provided) together with the applicable portion of such interest, determined on an after - tax basis, received on such refund and all legal and other costs to which the Indemnified Party becomes entitled as a result of such successful objection or appeal. The Indemnified Party shall join in and pursue any objection to or appeal of any such Assessment in a timely manner and in good faith cooperate fully at all times, with the Vendor and counsel that the Vendor retains and shall make available to the Vendor and such counsel all documents and records necessary to enable the Vendor to contest such Assessment.